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Letter to Shareholders

August 18, 2026

Dear Fellow Shareholders:

Fiscal 2026 was a defining year for Cal-Maine Foods—one that demonstrated the strength of our business and the progress we are making as we position the company for the future.

The fiscal year also reinforced the importance of our strategy to build a more diversified business with a more resilient earnings profile. That strategy was put to the test in fiscal 2026, as industry oversupply drove wholesale shell egg prices to historically low inflation-adjusted levels. Despite this challenging environment, we made progress in strengthening and diversifying our portfolio with expected opportunity ahead as our strategic initiatives continue to scale.

Eggs remain one of the most widely consumed, affordable, and nutritionally complete sources of protein available to American families. Consumer demand remained robust throughout fiscal 2026, reinforcing our confidence in the long-term fundamentals of the category. Consumers increasingly value protein, nutrition, convenience, and affordability, and eggs sit at the intersection of all four.

For more than six decades, Cal-Maine Foods has developed a premier shell egg platform. Today, we are the largest egg company in the United States and a leading player in the egg-based food industry, with national scale, a highly vertically integrated operating network, deep customer relationships, and products reaching more than 60,000 retail locations across the country.

Our Shell Egg business has long been grounded in consumer choice. Across Conventional and Specialty Shell Eggs, and branded and private-label offerings, our objective is to meet consumers where they are with the products they want. At the same time, we are aiming to extend our reach further across the egg value chain by developing a scaled, diversified portfolio of egg-based Prepared Foods.

Our shell egg operations provide the scale and foundation for the company, while our egg products and ingredients capabilities link egg supply with downstream Prepared Foods production. This integrated supply chain is expected to provide advantages in supply, cost, quality, and reliability and allow us to capture more value from every egg we produce.

Fiscal 2026 demonstrated progress in this ongoing evolution. Prepared Foods represented 10.9% of net sales in the fourth quarter, while Specialty Shell Eggs and Prepared Foods together represented 53.0% of net sales in the fourth quarter.

We also advanced our strategy through disciplined investment. The acquisition of certain assets of Creighton Brothers and its affiliates is expected to enhance our operating platform. The addition of the Van’s® brand broadened our presence in branded, consumer-facing Prepared Foods. Following fiscal year-end, we added Eggland’s Best® franchise territory in the Northeast, extending our Specialty Shell Egg presence in one of the nation’s largest consumer markets.

Alongside these acquisitions, we are making substantial organic investments in Prepared Foods. Including capacity added through recent acquisitions, we expect Prepared Foods production capacity to increase by more than 60% from the end of fiscal 2026 through the first half of fiscal 2028.

Our ambition extends well beyond adding capacity.

We intend to build Cal-Maine Foods into the leading egg-based food company in the United States. We approach that ambition with distinctive advantages: unmatched scale in eggs, deep supply-chain expertise, a vertically integrated production network, longstanding relationships with many of the nation’s largest food retailers and foodservice customers, and solid financial resources.

Prepared Foods is a natural extension of those advantages. We are applying capabilities developed over decades to participate in more of the egg value chain, serve customers across more channels and consumption occasions, deepen our connection with consumers, and create additional avenues for innovation and growth.

Our financial position gives us considerable strategic flexibility. We ended fiscal 2026 with approximately $924 million in cash and temporary investments and remained virtually debt-free. This should enable us to invest with a long-term perspective, pursue opportunities when they meet our return criteria, and allocate capital across organic growth, acquisitions, and shareholder returns. We remain committed to disciplined capital allocation, with each investment evaluated on its ability to strengthen the enterprise and generate attractive long-term returns.

As Cal-Maine Foods evolves, so must the organization supporting it. We continue to strengthen our leadership, systems, and governance to manage a larger, more diversified company. Beginning with the fourth quarter of fiscal 2026, we introduced a new operating segment structure consisting of Conventional Shell Eggs, Specialty Shell Eggs, and Prepared Foods, which is designed to better align with how management reviews operating results and makes decisions about resource allocation and strategic initiatives.

We enter fiscal 2027 well positioned for the next phase of Cal-Maine Foods’ evolution. Our priorities are clear: advance our Conventional and Specialty Shell Egg businesses by continuing to meet evolving consumer preferences; scale Prepared Foods through disciplined organic investments as well as acquisitions; develop brands, products, and capabilities that deepen our relationships with customers and consumers; and deploy capital in ways that compound value over time.

Cal-Maine Foods brings distinct advantages—national scale, trusted customer relationships, operating expertise, vertical integration, financial resources, and an essential product aligned with powerful consumer trends. Our focus is on translating those advantages into sustainable growth and long-term shareholder value.

The Cal-Maine Foods of the future will retain the attributes that have made it successful for generations while extending them across a broader, more diversified egg-based food platform. We see substantial opportunity ahead to serve customers in new ways, reach consumers across more occasions, and capture more value from every egg we produce.

None of this would be possible without our Cal-Maine Foods family, whose commitment allows us to produce and deliver high-quality food every day; our customers and partners, who place their trust in us; our producers and communities, who are integral to our operations; and our Board of Directors, whose guidance and oversight help position Cal-Maine Foods for long-term success.

Most importantly, we thank you, our shareholders, for your continued confidence in Cal-Maine Foods.

We are proud of what we have accomplished—and energized by what lies ahead.

Dolph Baker
Board Chair

Sherman Miller
President and Chief Executive Officer